SEPARATION AND SETTLEMENT AGREEMENT
                      -----------------------------------

     THIS AGREEMENT is entered into between PHYMATRIX CORP., (hereinafter "the Company") and Frank Tidikis (hereinafter "Tidikis") as of April 30, 1998.

                              W I T N E S S E T H:

     WHEREAS, Tidikis was employed by the Company as Chief Operating Officer;
and,

     WHEREAS, the parties hereto wish to enter into this Agreement for the purpose of providing a full and final settlement and resolution of all matters arising out of or pertaining to that employment relationship and its termination, whether past, present or future;

     THEREFORE, in consideration of the mutual promises and undertakings contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Termination of Employment. Tidikis' employment with the Company shall terminate effective as of April 30, 1998 (hereinafter the "Termination Date"). Tidikis shall resign his positions as officer of the Company and officer and/or director of all of the Company's affiliates, effective April 30, 1998. On and after the termination date, Tidikis shall be employed by the Company, in a non-officer position, on a part-time basis for the period of May 1, 1998 through April 30, 1999.

     2. Compensation. Providing that he complies with all of the term of this Agreement and his employment with the Company and in consideration for his past performance with the Company, Tidikis shall receive a bonus in the amount of One Hundred Ninety Two Thousand Dollars ($192,000.00) less applicable taxes and statutory deductions, to be paid on May 1, 1998. Payment of this amount shall be contingent upon, among other things, execution by Tidikis of a general


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release for the period from the date of execution of this Agreement through
April 30, 1998, in accordance with the terms set forth in Section 4 below.

     Additionally, Tidikis shall receive payment in the amount of Ninety Eight Thousand Dollars ($98,000.00) in equal semi-monthly amounts of $4,083.33, less applicable taxes and statutory deductions, in accordance with the regular payment practices of the Company beginning with payroll on May 15, 1998. Payment of this amount shall continue until the earlier of (i) April 30, 1999 or (ii) breach of sections 7, 8 or 9 of this Agreement by Tidikis, in which case no further payments shall be due under this Agreement.

     This Company will provide a COBRA notice to Tidikis and the continuation of health insurance benefit coverage after April 30, 1998 will be solely and exclusively pursuant to federal COBRA laws at Tidikis' sole expense. On May 1, 1998, Tidikis shall receive additional payment in the amount of Nine Thousand Seven Hundred Twenty-Eight and 60/100 Dollars ($9,728.60) grossed up for taxes, representing twelve (12) months of Cobra premiums.

     With respect to PhyMatrix Corp. stock options granted to Tidikis, pursuant to the Stock Option Agreement dated effective January 23, 1996, one hundred thousand (100,000) options have vested at $15.00 per share. With respect to the stock option agreement of fifty thousand (50,000) options dated effective January 23, 1996, twenty thousand (20,000) options have vested as follows: ten thousand (10,000) options at 18-3/8 per share on January 23, 1997, ten thousand (10,000) options at 12-15/16 per share on January 23, 1998. An additional ten thousand (10,000) options are scheduled to vest on January 23, 1999 at the fair market price on that date. Tidikis agrees that all other claims to PhyMatrix stock options and change in control bonuses are forfeited.


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Pursuant to the Stock Option Agreement, all options vested must be exercised within thirty (30) days of the earlier of (i) April 1, 1999, or (ii) the termination of this agreement.

     3. Company Property. On April 30, 1998, Tidikis shall return to the Company all property, equipment, records, correspondences, manuals, documents, files, keys, computer disks, computer programs, data and any other information (whether originals, copies or extracts) belonging to the Company, whether maintained by Tidikis in the facilities of the Company, at Tidikis' home, or at any other location, and Tidikis will not retain any copies or reproductions of any property of the Company. Tidikis further represents and warrants that he has not, and will not destroy, delete, erase or alter, without the express written permission of the Company, any information or data currently used by the Company in the course of its business. Tidikis agrees to provide the Company with the passwords to access all files maintained on the Company's computer system.

     4. Claims Against the Company and its Affiliates.

     (a) Tidikis accepts the terms of this Agreement in full, final and complete satisfaction and settlement of any and all claims which in any way relate or pertain to or arise out of his employment with the Company and the termination of that employment. Accordingly, Tidikis hereby releases the Company and any and all parent, subsidiary or affiliated corporations or business entities and any and all respective past or present employees, officers, agents, directors, shareholders, representatives and attorneys of the foregoing and others acting for or on behalf of the foregoing (hereinafter "Releasees") from all past, present or future claims, actions, rights or benefits of whatever nature of description, including claims for attorneys' fees and expenses and any claims to stock options, change-in-control bonuses, or bonus payments, past, present or future, whether accrued or not, from the beginning of time through and including the date of


                                      -3-
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execution of this agreement. Prior to receiving payment on April 30, 1998,
Tidikis agrees to execute a general release in the form attached hereto as Exhibit A. The Company acknowledges that nothing in this release encompasses, covers, alters, limits or bars the right of Tidikis to pursue a claim against the Company for breach of this agreement.

     (b) It is further understood and agreed that this document is intended to be a total accord, settlement and satisfaction of any and all claims which the Company has or may have had against Tidikis.

     5. To comply with the Older Workers Benefit Protection Act of 1990, the Company has advised Tidikis of the legal requirements of this Act and fully incorporates the legal requirements by reference into this Agreement as follows:

     (a) This agreement is written in layman's terms, and Tidikis acknowledges that he understands and comprehends its terms:

     (b) Tidikis has been advised of his right to consult an attorney to review the Agreement, and has had the benefit of an attorney throughout the settlement process or has waived his right to use an attorney;

     (c) Tidikis does not waive any rights or claims that may arise after the date the waiver is executed;

     (d) Tidikis acknowledges that he is receiving consideration beyond anything of value to which he already is entitled;

     (e) Tidikis has been given a reasonable period of time to consider this Agreement.


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6. Claims Against Tidikis.

     (a) The Company accepts the terms of this Agreement in full, final and complete satisfaction and settlement of any and all claims which in any way relate or pertain to or arise out of Tidikis' employment with the Company and the termination of that employment. Accordingly, the Company hereby releases Tidikis from all past, present or future claims, actions, rights or benefits of whatever nature or description, including claims for attorneys' fees and expenses past, present or future, whether accrued or not, from the beginning of time through and including the date of execution of this Agreement. However, Tidikis acknowledge and agrees that nothing in this release encompasses, covers, alters, limits or bars the right of the Company to purse a claim against Tidikis for breach of this Agreement.

     (b) It is further understood and agreed that this document is intended to be a total accord, settlement and satisfaction of any and all claims which the Company has and may have had against Tidikis.

     7. Confidentiality. Tidikis agrees that for a period of two (2) years from the date of this Agreement, he will maintain in strict confidence the terms of this Agreement and the amount of the payments specified in Paragraph 2 and that he will not disclose the terms of this Agreement or the amount of said payments to anyone unless required by law; provided that Tidikis may disclose to his accountants, attorneys and tax advisors or financial consultants such information as may be necessary for tax planning or the preparation of tax returns.

     8. Non-disparagement: Tidikis agrees that he will not at any time, denigrate, degrade, ridicule, intentionally criticize or make negative remarks about the Company or any of its affiliates or any of their respective employers, officers, directors, agents, or representatives. The Company


                                      -5-
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agrees that it will not at any time, denigrate, degrade, ridicule, intentionally criticize or make negative remarks about Tidikis. If called upon, the Company will direct all inquiries to Robert Miller, President, to provide a favorable reference for Tidikis.

     9. Availability for Work. In return for payments made by the Company under this Agreement after May 1, 1998, Tidikis agrees that he shall be available to the Company or its designee, as reasonably requested, to assist in the transition of Company matters for which Tidikis had responsibility during the term of his employment.

     10. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provisions shall be deemed not to be a part of the Agreement.

     11. Whole Agreement. This Agreement constitutes the entire agreement between the parties and embodies and supersedes any agreements or understandings, whether oral or written. It is further understood and agreed that this Agreement may not be changed, altered or amended except in a subsequent writing signed by each of the parties hereto. This Agreement may be executed in multiple originals.

     12. Acknowledgement. Tidikis and the Company acknowledge and represent that they have each read or caused to be read this Agreement and that each understands it fully and signs it voluntarily. Tidikis further acknowledges that nothing contained in this Agreement or the payment of the sums referred to above shall be construed as an admission of liability on the part of the Company or any of the Releasees, all such liability being expressly denied.


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     IN WITNESS WHEREOF, the undersigned hereunto set their hands on the dates shown below.


                                                       /s/ FRANK TIDIKIS
                                                       -------------------------
                                                       FRANK TIDIKIS
                                                       Date: 6 Feb 1998

                                                       PHYMATRIX CORP.


                                                       By: /s/ Robert A. Miller
                                                           ---------------------
                                                           ROBERT A. MILLER

                                                       Title: President
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                                                       Date: 2/6/98
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